Exhibit 99

Investors Real Estate Trust (ticker: IRETS, exchange: NASDAQ) News Release — 10/25/04

INVESTORS REAL ESTATE TRUST COMMENCES OFFERING OF UP TO 1.5 MILLION OF ITS COMMON SHARES OF BENEFICIAL INTEREST

     MINOT, ND — Investors Real Estate Trust (NASDAQ: IRETS), or IRET, announced today that it is commencing the sale of up to 1,500,000 of its shares of beneficial interest, or common shares, which are the functional equivalent of common stock, having the rights and preferences normally associated with common stock. These common shares are being sold in a best efforts offering for $10.15 per share. The common shares are being issued by IRET in a new financing. The proceeds of the offering will be used for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing properties.

     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the securities of IRET, nor shall there be any sale or solicitation of an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to the registration or qualification under the securities laws of any such state.

     IRET is a self-advised equity real estate investment trust and its business consists of owning and operating income-producing multi-family residential and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has an additional office in Minneapolis, Minnesota.

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